Exhibit 99.B.J

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 12, 2001, relating to the financial statements and financial highlights for the year ended February 28, 2001 which appears in the February 28, 2001 Annual Report to Shareholders of American Trust Allegiance Fund (a series of Advisors Series Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "General Information" in such Registration Statement.



/s/PricewaterhouseCoopers LLP

New York, New York
June 13, 2001